As filed with the U.S. Securities and Exchange Commission on February 27, 2023.

Registration No. 333-261945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 15 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HONGLI GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	3569	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Beisanli Street, Economic Development Zone

Changle County, Weifang

Shandong, China 262400

Tel: +86 0536-2185222

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arila Zhou, Esq. Anna Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: 212-451-2908	Andrew M. Tucker, Esq. Erin Reeves McGinnis, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, NW Washington, DC 20001 Tel: 202-689-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 15 to the Registration Statement on Form F-1 (File No. 333-261945) of Hongli Group Inc. is being filed for the sole purpose of filing Exhibit 5.1 and Exhibit 23.2. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Ordinary Shares
Hongli Development Limited*	February 9, 2021	97
Hongli Technology Limited	February 9, 2021	3
Hongli Development Limited**	March 28, 2022	17,459,903
Hongli Technology Limited**	March 28, 2022	539,997

*	On February 9, 2021, Hongli Cayman issued 1 Ordinary Share (“Subscriber Share”) to its subscriber Ogier Global Subscriber (Cayman) Limited (“Ogier Global”) and Ogier Global transferred such 1 Ordinary Share to Hongli Development.
**	On March 28, 2022, in connection with the Forward Split Issuance, Hongli Cayman issued 17,459,903 Ordinary Shares to Hongli Development and 539,997 Ordinary Shares to Hongli Technology, at par value $0.0001 per share, respectively, which are equivalent to a forward split at a ratio of 180,000-for-1. In connection with the forward split, Hongli Development held 17,460,000 Ordinary Shares and Hongli Technology held 540,000 Ordinary Shares, respectively.

On September 13, 2022, the current existing shareholders of the Company surrendered 1,500,000 Ordinary Shares in total, of which Hongli Development Limited surrendered 1,455,000 Ordinary Shares and Hongli Technology Limited surrendered 45,000 Ordinary Shares, respectively. On December 1, 2022, Hongli Development surrendered 6,500,000 Ordinary Shares. As a result, Hongli Development Limited holds 9,505,000 Ordinary Shares and Hongli Technology Limited holds 495,000 Ordinary Shares, respectively.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6  of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weifang, People’s Republic of China, on the 27th day of February, 2023.

Hongli Group Inc.

By:	/s/ Jie Liu
Jie Liu
Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jie Liu and Yachun (Daisy) Wang as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Ordinary Shares of the registrant (the “Ordinary Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jie Liu	Chief Executive Officer and Director (Principal Executive Officer)	February 27, 2023
Name: Jie Liu

/s/ Yachun (Daisy) Wang	Chief Financial Officer (Principal Accounting and Financial Officer)	February 27, 2023
Name: Yachun (Daisy) Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Hongli Group Inc., has signed this registration statement or amendment thereto in Newark, DE on February 27, 2023.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
3.2**	Form of First Amended and Restated Memorandum and Articles of Association
4.1**	Specimen Certificate for Ordinary Shares
5.1*	Opinion of Ogier (Cayman) LLP
5.2**	Opinion of East & Concord Partners, People’s Republic of China counsel to the Registrant, regarding certain mainland China law matters and the validity of the VIE agreements
8.1**	Opinion of Messina Madrid Law P.A., regarding certain U.S. Federal tax matters
9.1**	Opinion of East & Concord Partners, People’s Republic of China counsel to the Registrant, regarding certain mainland China tax matters (included in Exhibit 5.2)
10.1**	Form of Employment Agreement by and between executive officers and the Registrant
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3**	Exclusive Business and Cooperation and Management Agreement between Hongli WFOE and Hongli Shandong, dated as of April 12, 2021
10.4**	Exclusive Option Agreement between Hongli HK and Hongli Shandong, dated as of April 12, 2021
10.5**	Equity Interest Pledge Agreement among Hongli WFOE, Hongli Shandong, and the shareholders of Hongli Shandong, dated as of April 12, 2021
10.6**	Power of Attorneys of the shareholders of Hongli Shandong, dated as of April 12, 2021
10.7**	Spousal Consent Letters granted by the spouse of each shareholder of Hongli Shandong, dated as of April 12, 2021
10.8**	Form of Director Offer Letter between Hongli Group Inc. the directors
10.9**	English Translation of Procurement Agreement between Hongli Shandong and Shanghai Wanhe Supply Chain Co., Ltd., dated as of January 1, 2019.
10.10**	English Translation of form of Purchase Contract between Hongli Shandong and Shanghai Wanhe Supply Chain Co., Ltd.
10.11**	English Translation of Sales Agreement between Hongli Shandong and Weichai LOVOL Heavy Industry Co. Ltd., dated as of January 1, 2020.
10.12**	Supply Agreement between Hongli Shandong and SUNGJIN TECH CO., LTD, dated as of July 23, 2014.
10.13**	English Translation of Sales Agreement between Hongli Shandong and Shandong Lingong Construction Machinery Co., Ltd., dated as of May 17, 2020.
10.14**	2022 Share Compensation Plan
10.15**	English Translation of Assets Transfer Agreements between Hongli Shandong and Yingxuan, dated as of January 1, 2021
10.16**	English Translation of Loan Agreement between Hongli Shandong and Bank of Weifang, dated as of December 21, 2022.
21.1**	List of Subsidiaries of the Registrant
23.1**	Consent of RBSM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3**	Consent of East & Concord (included in Exhibit 5.2)
24.1*	Power of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Consent of Persistence Market Research
99.3**	Consent of Qian (Hebe) Xu
99.4**	Consent of Chenglong Yang
99.5**	Consent of Yizhao Zhang
99.6**	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
99.7**	Charter of the Audit Committee
99.8**	Charter of the Compensation Committee
99.9**	Charter of the Nominating and Corporate Governance Committee
107**	Registration Fee Table

*	Filed herewith.
**	Previously filed.